FOR IMMEDIATE RELEASE
Date:         September 23, 2005
Contact:      Jeanne Delaney Hubbard
              202.772. 3747

ABIGAIL ADAMS NATIONAL BANCORP, INC.
ANNOUNCES CEO CHANGE AT THE
ADAMS NATIONAL BANK
---------------------------------------------------------
Kathleen Carr Resigns; Jeanne Hubbard Named President/CEO

The Abigail Adams National Bancorp (Nasdaq: ANNB) board of directors has accepted the resignation of The Adams National Bank's President and CEO,
Kathleen Walsh Carr, and named new bank leadership. The decisions took place Tuesday, September 20, 2005 at the regularly-scheduled meeting of the Bancorp board.

In discussing her resignation, Ms. Carr told the board, "I appreciate the confidence you expressed in me seven years ago when you offered me this position. Since then, we have achieved significant and consistent growth, we have established Adams as a respected and sought-after financial partner in this community, and we have built a great team to move this financial institution forward. I feel I have accomplished what I set out to do. Our customers can be assured that the excellent Adams team of officers and employees is in place to serve them. I am a shareholder of the company and will always have an interest in its successes."

Jeanne Delaney Hubbard, President and CEO of Abigail Adams National Bancorp, Inc. and current Chair of the Bank's board, was appointed President & CEO of The Adams National Bank. Directors selected Ms. Hubbard both for her leadership role with Adams as a board member since 1995 and as board Chair since 1998, and for her 35 years of banking experience, including prior CEO positions.

In taking the helm, Ms. Hubbard told the board, "Kate Carr has put together an outstanding team of officers and staff who are committed to our current and future customers and to the continued growth and leadership of the bank. The bank has been fortunate to have Kate at the helm, and I am looking forward to a seamless transition and to what will now be a more active role in the day-to-day management."

Ms. Carr will stay on at the bank for an additional month to work with Ms. Hubbard on the transition. She also resigned from her seats on the boards of The Adams National Bank and Abigail Adams National Bancorp, Inc.

The Adams National Bank is a wholly-owned subsidiary of Abigail Adams National Bancorp, Inc., headquartered in Washington, DC. Adams currently operates five offices in DC and one in Maryland. The bank is a full-service bank with a strategic focus on serving women, minorities, small businesses and not-for-profit organizations in the Washington, DC area.

SOURCE: Abigail Adams National Bancorp, Inc.